Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

March 2013 Performance Update

The Frontier Fund Supplement Dated March 31, 2013 to Prospectus Dated January 31, 2013.

The Frontier Fund Class 2 New

THE FRONTIER FUND’S GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	March 31, 2013	March 31, 2013	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	0.60%	-0.84%	$99.64
Frontier Long/Short Commodity Series-2a	1.45%	-0.14%	$115.29
Frontier Masters Series-2	2.08%	0.92%	$108.60

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of March 31, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$2,487,077.86
Unrealized trading gain (loss)	(1,944,948.64)
Less: Commissions	(58,893.71)
Less: Trading Fee paid to Managing Owner	(102,533.55)
Interest income	75,195.39

Total Income	455,897.35
EXPENSES
Broker service fees	10,813.78
Incentive fees	51,855.95
Management fees	65,718.07

Total Expenses	128,387.80

Net Income (Loss)	$327,509.55

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	550,914.23466	$54,566,765.47	$99.05
Current month additions	1,200.78970	119,500.00
Current month redemptions	(10,661.05464)	(1,064,791.61)
Net income (loss) for current month		327,509.55	0.59

Net asset value, end of current month	541,453.97000	$53,948,983.41	$99.64

	Monthly rate of return		0.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—DIVERSIFIED SERIES—2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$179,134.83
Unrealized trading gain (loss)	12,589.55
Less: Commissions	(9,654.51)
Less: Trading Fee paid to Managing Owner	(19,466.44)
Interest income	19,264.16

Total Income	181,867.59
EXPENSES
Broker service fees	2,052.85
Incentive fees	0.00
Management fees	30,015.04

Total Expenses	32,067.89

Net Income (Loss)	$149,799.70

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	90,501.40787	$10,284,412.56	$113.64
Current month additions	56.22797	6,500.00
Current month redemptions	(2,776.84576)	(320,431.03)
Net income (loss) for current month		149,799.70	1.65

Net asset value, end of current month	87,780.79000	$10,120,281.23	$115.29

	Monthly rate of return		1.45%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—LONG/SHORT COMMODITY SERIES—2a

THE FRONTIER FUND MASTERS SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$524,463.90
Unrealized trading gain (loss)	(126,877.56)
Less: Commissions	(7,759.07)
Less: Trading Fee paid to Managing Owner	(31,524.81)
Interest income	24,103.12

Total Income	382,405.58
EXPENSES
Broker service fees	3,324.65
Incentive fees	0.00
Management fees	34,613.96

Total Expenses	37,938.61

Net Income (Loss)	$344,466.97

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	158,395.52032	$16,850,822.42	$106.38
Current month additions	1,561.36305	167,683.11
Current month redemptions	(13,436.18766)	(1,451,182.38)
Net income (loss) for current month		344,466.97	2.22

Net asset value, end of current month	146,520.70000	$15,911,790.12	$108.60

	Monthly rate of return		2.08%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—MASTERS SERIES—2

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$5,003,125.30
Unrealized trading gain (loss)	(3,912,636.58)
Less: Commissions	(118,347.62)
Less: Trading Fee paid to Managing Owner	(206,017.10)
Interest income	151,087.89

Total Income	917,211.89
EXPENSES
Trading fees	0.00
Broker service fees	98,125.59
Incentive fees	103,758.97
Management fees	132,046.82

Total Expenses	333,931.38

Net Income (Loss)	$583,280.51

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,147,710.64109	$109,942,453.96	$95.79
Current month additions	2,406.73852	231,811.70
Current month redemptions	(27,708.21522)	(2,657,224.77)
Net income (loss) for current month		583,280.51	0.52

Net asset value, end of current month	1,122,409.16000	$108,100,321.40	$96.31

	Monthly rate of return		0.54%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$879,248.96
Unrealized trading gain (loss)	66,182.30
Less: Commissions	(47,423.61)
Less: Trading Fee paid to Managing Owner	(66,656.58)
Interest income	94,601.70

Total Income	925,952.77
EXPENSES
Trading fees	0.00
Broker service fees	30,561.55
Incentive fees	0.00
Management fees	198,168.58

Total Expenses	228,730.13

Net Income (Loss)	$697,222.64

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	416,422.14237	$50,790,599.92	$121.97
Current month additions	618.54985	67,398.02
Current month redemptions	(14,753.91487)	(1,854,006.61)
Net income (loss) for current month		697,222.64	1.58

Net asset value, end of current month	402,286.78000	$49,701,213.97	$123.55

	Monthly rate of return		1.29%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,558,150.81
Unrealized trading gain (loss)	(358,157.29)
Less: Commissions	(23,430.90)
Less: Trading Fee paid to Managing Owner	(95,460.02)
Interest income	72,995.82

Total Income	1,154,098.42
EXPENSES
Trading fees	0.00
Broker service fees	57,266.21
Incentive fees	0.00
Management fees	104,832.47

Total Expenses	162,098.68

Net Income (Loss)	$991,999.74

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	495,051.16932	$50,406,484.92	$101.82
Current month additions	4,718.45843	486,557.30
Current month redemptions	(19,179.25188)	(2,029,882.86)
Net income (loss) for current month		991,999.74	1.92

Net asset value, end of current month	480,590.38000	$49,855,159.10	$103.74

	Monthly rate of return		1.88%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER MASTERS SERIES